Exhibit 5

BOSTON    CONNECTICUT    NEW JERSEY    NEW YORK    WASHINGTON, D.C.

DAY PITNEY LLP
Attorneys at Law

7 Times Square, New York, New York 10036-7311
T: (212) 297-5800 F: (212) 916-2940
info@daypitney.com

June 18, 2009

Peapack-Gladstone Financial Corporation
158 Route 206 North
Gladstone, New Jersey 07934

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-3 (the “Registration Statement”) by Peapack-Gladstone Financial Corporation (the “Corporation”) relating to 1,000,000 shares of the Corporation’s common stock, no par value (the “Securities”) to be offered pursuant to the Corporation’s Dividend Reinvestment Plan (the “Plan”).

We have examined originals, or copies certified or otherwise identified to our satisfaction, of such corporate records, documents, agreements, instruments and certificates of public officials of the State of New Jersey and of officers of the Corporation as we have deemed necessary or appropriate in order to express the opinion hereinafter set forth.

Based upon the foregoing, we are of the opinion that, when the Registration Statement has become effective under the Securities Act of 1933, as amended (the “Act”), and the Securities have been duly issued as contemplated by the Registration Statement and the Plan and for the consideration determined in accordance with the terms of the Plan, the Securities  will be validly  issued, fully paid and nonassessable.

The foregoing opinion is limited to the federal laws of the United States and the laws of the State of New Jersey.  We express no opinion as to the effect of the law of any other jurisdiction.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/    Day Pitney LLP

DAY PITNEY LLP